Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of SouFun Holdings Limited for the registration of 61,592,354 Class A ordinary shares of SouFun Holdings Limited, and to the incorporation by reference therein of our reports dated April 26, 2012, with respect to the consolidated financial statements of SouFun Holdings Limited, and the effectiveness of internal control over financial reporting of SouFun Holdings Limited, included in its Annual Report on Form 20-F (as amended) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/S/ Ernst & Young Hua Ming

Shenzhen, People’s Republic of China

May 15, 2012